ROYALTY PHARMA PRESS RELEASE

ROYALTY PHARMA REPORTS SECOND QUARTER 2023 RESULTS

- **Net cash provided by operating activities (GAAP) of $608 million and Adjusted Cash Receipts[1] (non-GAAP) of $545 million**
- **Announced transactions of up to $1.7 billion year-to-date, including $659 million in upfront payments**
- **Raising 2023 guidance: Adjusted Cash Receipts[1] (non-GAAP) expected to be $2,900 to $2,975 million**

NEW YORK, NY, August 8, 2023 - Royalty Pharma plc (Nasdaq: RPRX) today reported financial results for the second quarter of 2023 and raised full-year 2023 guidance for Adjusted Cash Receipts[1] (a non-GAAP financial measure).

"We reported another quarter of strong financial performance as we continued to execute on our strategy," said Pablo Legorreta, Royalty Pharma's founder and Chief Executive Officer. "We remain very confident in our outlook based on our growth drivers, broad portfolio and robust deal pipeline. This year, we have already announced transactions of up to $1.7 billion, taking our total to $10 billion since our June 2020 IPO. This underscores our strong momentum in scaling the business and further cements our leadership position in the biopharma royalty market. Furthermore, as part of our balanced capital allocation strategy, we began repurchasing our Class A ordinary shares under our share repurchase program, which reflects our attractive prospects for compounding growth."

Second quarter 2023 GAAP financial results demonstrate solid operating cash flow growth

- Net cash provided by operating activities grew 6% to $608 million; Net cash used in investing activities was $63 million; Net cash used in financing activities was $347 million.
- Total income and other revenues were $538 million.

Second quarter 2023 non-GAAP financial results show continued business momentum

- Adjusted Cash Receipts[1] increased 4% to $545 million, driven by strong portfolio performance and new royalties, partially offset by royalty expirations, Imbruvica headwinds and unfavorable foreign exchange movements; Adjusted Cash Receipts[1] grew 7% prior to the Biohaven related fixed payment received in the prior year period.
- Adjusted EBITDA[2] grew 4% to $498 million; Adjusted Cash Flow[3] increased 6% to $512 million.

Positive business updates during the second quarter 2023

- Johnson & Johnson reported positive Phase 3 results for Tremfya in ulcerative colitis; Gilead announced approval of Trodelvy in pre-treated HR+/HER2- metastatic breast cancer in Europe.
- Purchased incremental royalty on Johnson & Johnson's Erleada.

Increasing mid-point of financial guidance range for 2023 (excludes contributions from new transactions)

- Royalty Pharma now anticipates 2023 Adjusted Cash Receipts[1] (non-GAAP) to be between $2,900 million and $2,975 million (previously $2,850 million to $2,950 million), excluding future transactions.
- This guidance represents underlying growth of 6%[4] to 10%[4] prior to the Zavzpret milestone payment in 2023 and payments related to the Biohaven Preferred Shares in 2022.

Financial Summary	Three Months Ended June 30, (unaudited)		
($ and shares in millions)	2023	2022	Change
Net cash provided by operating activities (GAAP)	608	575	6%
Net cash used in investing activities (GAAP)	(63)	(30)	110%
Net cash used in financing activities (GAAP)	(347)	(228)	52%
Total income and other revenues (GAAP)	538	536	0%
Adjusted Cash Receipts[1] (non-GAAP)	545	524	4%
Adjusted EBITDA[2] (non-GAAP)	498	480	4%
Adjusted Cash Flow[3] (non-GAAP)	512	482	6%
Weighted average Class A ordinary shares outstanding - diluted	606	607	0%

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ROYALTY PHARMA PRESS RELEASE

Second Quarter 2023 Financial Results

			Three Months Ended June 30, (unaudited)		
($ in millions)			2023	2022	Change
Net cash provided by operating activities (GAAP)			**608**	**575**	**6%**
Royalties:	**Marketers:**	**Therapeutic Area:**			
Cystic fibrosis franchise	Vertex	Rare disease	206	182	13%
Tysabri	Biogen	Neurology	84	93	(9)%
Imbruvica	AbbVie, J&J	Cancer	63	80	(22)%
Xtandi	Pfizer, Astellas	Cancer	40	52	(22)%
Promacta	Novartis	Hematology	39	35	12%
Trelegy	GSK	Respiratory	37	—	n/a
Tremfya	Johnson & Johnson	Immunology	22	18	21%
Cabometyx/Cometriq	Exelixis, Ipsen, Takeda	Cancer	15	13	18%
Prevymis	Merck & Co.	Infectious disease	14	10	38%
Evrysdi	Roche	Rare disease	13	8	60%
Spinraza	Biogen	Neurology	13	—	n/a
Farxiga/Onglyza	AstraZeneca	Diabetes	10	11	(10)%
Trodelvy	Gilead	Cancer	9	6	52%
Erleada	Johnson & Johnson	Cancer	7	5	37%
Orladeyo	BioCryst	Rare disease	7	5	38%
Crysvita	Ultragenyx, Kyowa Kirin	Rare disease	5	5	5%
Emgality	Lilly	Neurology	4	4	0%
Nurtec ODT/Biohaven payment*	Pfizer	Neurology	4	19	(78)%
Other products[5]			45	86	(48)%
Total royalty receipts			**637**	**633**	**1%**
Distributions to legacy non-controlling interests - royalty receipts			(92)	(109)	(15)%
Adjusted Cash Receipts[1] (non-GAAP)			**545**	**524**	**4%**

Amounts shown in the table may not add due to rounding.

* In 2022, royalty receipts include the $16 million quarterly redemption payment related to the Series A Biohaven Preferred Shares[6] (presented as *Proceeds from available for sale debt securities* on the statement of cash flows). The Series A Biohaven Preferred Shares were fully redeemed in October 2022 following Pfizer's acquisition of Biohaven. The remaining amounts, which relate to ongoing royalty receipts from Nurtec ODT, increased by 35% in second-quarter 2023 versus the prior year period.

Net cash provided by operating activities (GAAP) was $608 million in the second quarter of 2023, an increase of 6% compared to $575 million in the same period of 2022. The increase was largely attributable to the performance of the cystic fibrosis franchise and the additions of Trelegy and Spinraza royalties. The increase was partially offset by lower cash collections from Januvia, Janumet and other DPP-IVs, which substantially ended in the second quarter of 2022, and declines in Imbruvica and Xtandi royalties, the latter of which faced a high base of comparison due to a true-up of royalties received in the prior year period.

Total royalty receipts were $637 million in the second quarter of 2023, an increase of 1% compared to $633 million in the same period of 2022. The drivers of the increase in total royalty receipts are the same as noted above for Net cash provided by operating activities.

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3 Drivers of total royalty receipts in the second quarter of 2023 are discussed below, based on commentary from the marketers of the products underlying the royalties in the preceding quarter (as royalty receipts generally lag product performance by one calendar quarter). The section below excludes comments from marketers on the impact of foreign exchange rates, which was generally a modest headwind across the portfolio. Refer to Table 6 for a description of approved indications. Cystic fibrosis franchise* ($206 million, +13%) Driven by the strong uptake of Kaftrio outside the United States, including its uptake in children ages 6 through 11, and the continued performance of Trikafta in the U.S. Tysabri ($84 million, -9%) Decrease largely driven by pricing pressure, competition and channel dynamics. Imbruvica ($63 million, -22%) Performance was impacted by increased competition and the cumulative impact of a suppressed chronic lymphocytic leukemia market. Xtandi ($40 million, -22%) Decrease driven by a high base of comparison from a true-up of royalties received in the second quarter of 2022, which negatively impacted year-over-year growth by 29%. Xtandi continued to maintain strong sales performance in markets outside the U.S. Promacta ($39 million, +12%) Driven by increased use in chronic immune thrombocytopenia purpura and as a first- and/or second-line treatment for severe aplastic anemia. Trelegy ($37 million, n/a) Benefited from increased patient demand globally and growth of the single inhaler triple therapy market. Royalty Pharma acquired a royalty interest in Trelegy in July 2022 and began receiving royalty receipts in the third quarter of 2022. Tremfya ($22 million, +21%) Driven by market growth and market share gains in psoriasis and psoriatic arthritis, partially offset by unfavorable patient mix. Cabometyx / Cometriq ($15 million, +18%) Increase primarily due to uptake in combination with Opdivo as a first- line treatment for patients with advanced renal cell carcinoma. Evrysdi ($13 million, +60%) Experienced strong growth globally, driven by switch and treatment naive patient starts in the U.S. and share gains in all major markets outside the U.S. Spinraza ($13 million, n/a) Increase primarily driven by growth outside the U.S., offset by fewer new patient starts and channel dynamics in the U.S. Royalty Pharma acquired the Spinraza royalty in the first quarter of 2023. Trodelvy ($9 million, +52%) Driven by increased adoption in metastatic triple-negative breast cancer in the U.S. and Europe, as well as the launch of the indication for pretreated HR+/HER2- metastatic breast cancer in the U.S. Orladeyo ($7 million, +38%) Driven by strong new patient growth in the U.S. and an acceleration in the launch of Orladeyo outside the U.S. Nurtec ODT/Biohaven payment ($4 million, -78%) Impacted by prior year comparisons as Royalty Pharma no longer receives Series A Preferred Shares redemption payments following Pfizer’s acquisition of Biohaven in the fourth quarter 2022. Underlying Nurtec ODT royalties increased $1 million, or 35%, compared to the prior year period, driven by strong growth in demand. Percentages shown represent year-over-year changes. *Includes Kalydeco, Orkambi, Symdeko/Symkevi and Trikafta/Kaftrio. Distributions to legacy non-controlling interests - royalty receipts, which reduce royalty receipts to arrive at Adjusted Cash Receipts(1), were $92 million in the second quarter of 2023, a decrease of 15% compared to the same period of 2022. The decrease was largely due to reduced royalties from maturing or expired products, such as Januvia, Janumet and other DPP- IVs, where the percentage of royalties attributed to non-controlling interests is higher. As a percentage of total royalty receipts, distributions to legacy non-controlling interests - royalty receipts decreased to 15% in the second quarter of 2023, compared to 17% in the prior year period. In addition to reduced royalties from maturing or expired products, the decrease

4 as a percentage of total royalty receipts was also driven by the additions of Trelegy and Spinraza, which have no distributions to legacy non-controlling interests. Adjusted Cash Receipts(1) (non-GAAP) were $545 million in the second quarter of 2023, an increase of 4% compared to $524 million for the same period of 2022, reflecting higher royalty receipts from existing products, including the cystic fibrosis franchise, the additions of Trelegy and Spinraza and a decrease in distributions to legacy non-controlling interests. This increase was partially offset by a decline in royalty receipts from maturing royalties, lower royalties on Imbruvica and Xtandi, the end of redemption payment related to the Biohaven Series A Preferred Shares, as well as from unfavorable foreign exchange movements. Prior to the Biohaven related redemption payment in the second quarter of 2022, Adjusted Cash Receipts(1) growth was 7% in the second quarter of 2023 compared to the prior year period. Adjusted EBITDA(2) (non-GAAP) is comprised of Adjusted Cash Receipts(1) less payments for operating and professional costs. Adjusted EBITDA(2) was $498 million in the second quarter of 2023, an increase of 4% compared to Adjusted EBITDA(2) of $480 million in the second quarter of 2022, and was largely attributable to growth in Adjusted Cash Receipts(1). Additionally, payments for operating and professional costs of $47 million (representing 9% of Adjusted Cash Receipts(1)) in the second quarter of 2023 increased by 7% compared to the $44 million reported in the same period of 2022 (representing 8% of Adjusted Cash Receipts(1)). Prior to the Biohaven related redemption payment in the second quarter of 2022, Adjusted EBITDA(2) growth was 6% in the second quarter of 2023 compared to the year ago period. Adjusted Cash Flow(3) (non-GAAP) is comprised of Adjusted EBITDA(2) less Development-stage funding payments - ongoing, Development-stage funding payments - upfront and milestone, net interest received and miscellaneous other items. In the second quarter of 2023, Adjusted Cash Flow(3) was $512 million, a 6% increase compared to $482 million for the same period of 2022. The increase in Adjusted Cash Flow(3) was primarily due to growth in Adjusted EBITDA(2) and higher net interest received. Prior to the Biohaven related redemption payment in the second quarter of 2022, Adjusted Cash Flow (3) growth was 9% in the second quarter of 2023 compared to the prior year period. A more comprehensive discussion of the non-GAAP measures utilized by Royalty Pharma to manage its business can be found in the section of this press release entitled ‘Use of Non-GAAP Measures’. Key Developments Relating to the Portfolio The key developments related to Royalty Pharma’s royalty interests are discussed below based on disclosures from the marketers of the products. Trodelvy In July 2023, Gilead announced the European Commission approved Trodelvy as a monotherapy for the treatment of adult patients with unresectable or metastatic hormone receptor (HR)-positive, HER2-negative breast cancer. Cystic fibrosis franchise In July 2023, Vertex announced the European Commission approved the label extension of Orkambi for the treatment of children with cystic fibrosis ages 1 to less than 2 years old. In May 2023, Vertex announced the U.S. Food and Drug Administration (“FDA”) approved Kalydeco for use in children with cystic fibrosis ages 1 month to less than 4 months old. In April 2023, Vertex announced the FDA approved the expanded use of Trikafta to include children with cystic fibrosis ages 2 through 5 years.

5 Xtandi In June 2023, Pfizer announced the FDA approved Talzenna in combination with Xtandi for the treatment of adult patients with homologous recombination repair gene-mutated metastatic castration-resistant prostate cancer. In April 2023, Pfizer and Astellas announced that Xtandi plus leuprolide significantly reduced the risk of metastasis or death by 58% versus placebo plus leuprolide, as assessed by the primary endpoint of metastasis-free survival in men with non-metastatic hormone-sensitive prostate cancer. A positive trend in the key secondary endpoint of overall survival was also observed in the Xtandi combination arm at the time of the analysis, but these data were not yet mature. Patients in the trial will be followed for a subsequent final overall survival analysis. Tremfya In May 2023, Johnson & Johnson announced positive results from the Phase 3 QUASAR Induction Study evaluating the investigational use of Tremfya in adults with moderately to severely active ulcerative colitis who had an inadequate response or intolerance to conventional and/or advanced therapies. The data showed statistically significant and clinically meaningful improvements across symptomatic and histo-endoscopic outcome measures, as well as a greater proportion of patients treated with Tremfya compared to placebo achieved clinical remission at week 12, the study’s primary endpoint. Summary of Recent Royalty Acquisition Activity Royalty Pharma has announced new transactions of up to $1.7 billion year-to-date, including $659 million in upfront payments. Recent transactions include: • In June 2023, Royalty Pharma acquired an incremental royalty interest in Erleada from the Regents of the University of California. Liquidity and Capital Resources • As of June 30, 2023, Royalty Pharma had cash and cash equivalents of $2.2 billion and total debt with principal value of $7.3 billion. • During the second quarter of 2023, Royalty Pharma began repurchasing its Class A ordinary shares and repurchased approximately four million shares for $134 million. Through August 7, 2023, Royalty Pharma has repurchased approximately six million shares for $185 million. The weighted-average diluted Class A ordinary shares outstanding for the second quarter of 2023 was 606 million as compared to 607 million for the first quarter of 2023. 2023 Financial Outlook Royalty Pharma has provided its guidance for full year 2023, excluding transactions announced after the date of this release, as follows:

ROYALTY PHARMA PRESS RELEASE

	Provided August 8, 2023	Previous
Adjusted Cash Receipts[1] (non-GAAP)	$2,900 million to $2,975 million	$2,850 million to $2,950 million
Payments for operating and professional costs	8.0% to 8.5% of Adjusted Cash Receipts[1]	8% to 9% of Adjusted Cash Receipts[1]
Interest paid	$170 million	$170 million
Development-stage funding payments - upfront and milestone	$50 million	$50 million

This Adjusted Cash Receipts[1] guidance represents underlying growth of 6%[4] to 10%[4] prior to the Zavzpret milestone payment in the first quarter of 2023 and the payments related to the Biohaven Preferred Shares received in 2022.

Additionally, this guidance reflects an estimated foreign exchange impact of approximately -1%[10] to -2%[10] for full year 2023 Adjusted Cash Receipts[1] growth, assuming current foreign exchange rates prevail for 2023.

Total interest paid is based on the semi-annual interest payment schedule of Royalty Pharma's existing notes and is anticipated to be approximately $170 million in 2023. Interest paid is anticipated to be approximately $85 million in the third quarter of 2023 with a *de minimis* amount recorded in the fourth quarter. The projection assumes no incremental debt financing in 2023. Through the first six months of 2023, Royalty Pharma also received interest of $35 million on its cash and cash equivalents, which partially offset interest paid.

Royalty Pharma today provides this guidance based on its most up-to-date view on its prospects. This guidance assumes no major unforeseen adverse events and excludes the contributions from transactions announced subsequent to the date of this press release. Furthermore, Royalty Pharma may amend its guidance in the event it engages in new royalty transactions which have a material near-term financial impact on the company.

Royalty Pharma has not reconciled its non-GAAP 2023 guidance to the most directly comparable GAAP measure, net cash provided by operating activities, at this time due to the inherent difficulty in accurately forecasting and quantifying certain amounts that are necessary for such reconciliation, including, primarily, payments for operating and professional costs, distributions from equity method investees and interest received. Royalty Pharma is not able to forecast on a GAAP basis with reasonable certainty all adjustments needed in order to project net cash provided by operating activities at this time.

Financial Results Call

Royalty Pharma will host a conference call and simultaneous webcast to discuss its second quarter 2023 results today at 8:00 a.m., Eastern Time. Please visit the "Investors" page of the company's website at https://www.royaltypharma.com/investors/news-and-events/events to obtain conference call information and to view the live webcast. A replay of the conference call and webcast will be archived on the company's website for at least 30 days.

About Royalty Pharma plc

Founded in 1996, Royalty Pharma is the largest buyer of biopharmaceutical royalties and a leading funder of innovation across the biopharmaceutical industry, collaborating with innovators from academic institutions, research hospitals and non-profits through small and mid-cap biotechnology companies to leading global pharmaceutical companies. Royalty Pharma has assembled a portfolio of royalties which entitles it to payments based directly on the top-line sales of many of the industry's leading therapies. Royalty Pharma funds innovation in the biopharmaceutical industry both directly and indirectly - directly when it partners with companies to co-fund late-stage clinical trials and new product launches in exchange for future royalties, and indirectly when it acquires existing royalties from the original innovators. Royalty

6

7 Pharma’s current portfolio includes royalties on more than 35 commercial products, including Vertex’s Trikafta, Kalydeco, Orkambi and Symdeko, Biogen’s Tysabri and Spinraza, AbbVie and Johnson & Johnson’s Imbruvica, Astellas and Pfizer’s Xtandi, GSK’s Trelegy, Novartis’ Promacta, Pfizer’s Nurtec ODT, Johnson & Johnson’s Tremfya, Roche’s Evrysdi, Gilead’s Trodelvy, and 11 development-stage product candidates. Forward-Looking Statements The information set forth herein does not purport to be complete or to contain all of the information you may desire. Statements contained herein are made as of the date of this document unless stated otherwise, and neither the delivery of this document at any time, nor any sale of securities, shall under any circumstances create an implication that the information contained herein is correct as of any time after such date or that information will be updated or revised to reflect information that subsequently becomes available or changes occurring after the date hereof. This document contains statements that constitute “forward-looking statements” as that term is defined in the United States Private Securities Litigation Reform Act of 1995, including statements that express the company’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results, in contrast with statements that reflect historical facts. Examples include discussion of Royalty Pharma’s strategies, financing plans, growth opportunities and market growth. In some cases, you can identify such forward-looking statements by terminology such as “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project,” “expect,” “may,” “will,” “would,” “could” or “should,” the negative of these terms or similar expressions. Forward-looking statements are based on management’s current beliefs and assumptions and on information currently available to the company. However, these forward-looking statements are not a guarantee of Royalty Pharma’s performance, and you should not place undue reliance on such statements. Forward-looking statements are subject to many risks, uncertainties and other variable circumstances, and other factors. Such risks and uncertainties may cause the statements to be inaccurate and readers are cautioned not to place undue reliance on such statements. Many of these risks are outside of the company’s control and could cause its actual results to differ materially from those it thought would occur. The forward-looking statements included in this document are made only as of the date hereof. The company does not undertake, and specifically declines, any obligation to update any such statements or to publicly announce the results of any revisions to any such statements to reflect future events or developments, except as required by law. Certain information contained in this document relates to or is based on studies, publications, surveys and other data obtained from third-party sources and the company’s own internal estimates and research. While the company believes these third-party sources to be reliable as of the date of this document, it has not independently verified, and makes no representation as to the adequacy, fairness, accuracy or completeness of, any information obtained from third-party sources. In addition, all of the market data included in this document involves a number of assumptions and limitations, and there can be no guarantee as to the accuracy or reliability of such assumptions. Finally, while the company believes its own internal research is reliable, such research has not been verified by any independent source. For further information, please reference Royalty Pharma’s reports and documents filed with the U.S. Securities and Exchange Commission ("SEC") by visiting EDGAR on the SEC's website at www.sec.gov. Use of Non-GAAP Measures Adjusted Cash Receipts, Adjusted EBITDA and Adjusted Cash Flow are non-GAAP measures presented as supplemental measures to Royalty Pharma’s GAAP financial performance. These non-GAAP financial measures exclude the impact of certain items and therefore have not been calculated in accordance with GAAP. In each case, because operating performance is a function of liquidity, the non-GAAP measures used by management are presented and defined as

8 supplemental liquidity measures. Royalty Pharma cautions readers that amounts presented in accordance with the definitions of Adjusted Cash Receipts, Adjusted EBITDA and Adjusted Cash Flow may not be the same as similar measures used by other companies. Not all companies and analysts calculate the non-GAAP measures Royalty Pharma uses in the same manner. Royalty Pharma compensates for these limitations by using non-GAAP financial measures as supplements to GAAP financial measures and by presenting the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures, in each case being net cash provided by operating activities. Royalty Pharma believes that Adjusted Cash Receipts and Adjusted Cash Flow provide meaningful information about its operating performance because the business is heavily reliant on its ability to generate consistent cash flows and these measures reflect the core cash collections and cash charges comprising its operating results. Management strongly believes that Royalty Pharma’s significant operating cash flow is one of the attributes that attracts potential investors to its business. In addition, Royalty Pharma believes that Adjusted Cash Receipts and Adjusted Cash Flow help identify underlying trends in the business and permit investors to more fully understand how management assesses the performance of the company, including planning and forecasting for future periods. Adjusted Cash Receipts and Adjusted Cash Flow are used by management as key liquidity measures in the evaluation of the company’s ability to generate cash from operations. Both measures are an indication of the strength of the company and the performance of the business. Management uses Adjusted Cash Receipts and Adjusted Cash Flow when considering available cash, including for decision-making purposes related to funding of acquisitions, debt repayments, dividends and other discretionary investments. Further, these non- GAAP financial measures help management, the audit committee and investors evaluate the company’s ability to generate liquidity from operating activities. Management believes that Adjusted EBITDA is an important non-GAAP measure in analyzing liquidity and is a key component of certain material covenants contained within the company’s amended and restated credit agreement that Royalty Pharma’s subsidiary entered to provide for a five-year unsecured revolving credit facility with borrowing capacity of up to $1.5 billion (“Credit Agreement”). The definition of Adjusted EBITDA used by Royalty Pharma is the same as the definition of consolidated EBITDA in the Credit Agreement. Noncompliance with the interest coverage ratio and leverage ratio covenants under the Credit Agreement could result in lenders requiring the company to immediately repay all amounts borrowed. If Royalty Pharma cannot satisfy these financial covenants, it would be prohibited under the Credit Agreement from engaging in certain activities, such as incurring additional indebtedness, paying dividends, making certain payments, and acquiring and disposing of assets. Consequently, Adjusted EBITDA is critical to the assessment of Royalty Pharma’s liquidity. Management believes Adjusted Cash Flow provides meaningful information about Royalty Pharma’s operating performance because one of its core business strategies is to generate consistent cash flows that can be redeployed into new royalty investments. Tracking Adjusted Cash Flow over time helps to identify underlying trends in the business and permits management and investors to better understand Royalty Pharma’s performance. Management uses Adjusted Cash Flow for decision-making purposes related to the funding of investments in royalty-generating assets, debt repayments, dividends and other discretionary investments. Management also uses Adjusted Cash Flow to compare its performance against non- GAAP measures used by many companies in the biopharmaceutical industry, even though each company may customize its own calculation and therefore one company’s metric may not be directly comparable to another’s. Royalty Pharma believes that non-GAAP financial measures, including Adjusted Cash Flow, are frequently used by securities analysts, investors and other interested parties to evaluate companies in Royalty Pharma’s industry. The non-GAAP financial measures used in this press release have limitations as analytical tools, and you should not consider them in isolation or as a substitute for the analysis of Royalty Pharma’s results as reported under GAAP. The company has

9 provided a reconciliation of each non-GAAP financial measure, except for its non-GAAP outlook to the most directly comparable GAAP financial measure, in each case being net cash provided by operating activities at Table 4. Royalty Pharma Investor Relations and Communications +1 (212) 883-6772 ir@royaltypharma.com

10 Royalty Pharma plc Condensed Consolidated Statements of Operations (unaudited) Table 1 Three Months Ended June 30, ($ in millions) 2023 2022 Income and other revenues Income from financial royalty assets 501 515 Revenue from intangible royalty assets 0 3 Other royalty income 37 18 Total income and other revenues 538 536 Operating expenses Provision for changes in expected cash flows from financial royalty assets 241 106 Research and development funding expense 1 1 General and administrative expenses 48 52 Total operating expenses, net 289 158 Operating income 249 378 Other expense/(income) Equity in losses/(earnings) of equity method investees 1 (1) Interest expense 47 47 Other income, net (150) (160) Total other income, net (102) (114) Consolidated net income before tax 351 492 Income tax expense — — Consolidated net income 351 492 Net income attributable to non-controlling interests 124 187 Net income attributable to Royalty Pharma plc 228 305 Amounts may not add due to rounding.

11 Royalty Pharma plc Selected Balance Sheet Data (unaudited) Table 2 ($ in millions) As of June 30, 2023 As of December 31, 2022 Cash and cash equivalents 2,173 1,711 Marketable securities — 24 Total current and non-current financial royalty assets, net 13,998 14,184 Total assets 17,121 16,813 Current portion of long-term debt 999 998 Long-term debt, net of current portion 6,127 6,119 Total liabilities 7,308 7,288 Total shareholders’ equity 9,814 9,525

12 Royalty Pharma plc Condensed Consolidated Statements of Cash Flows (unaudited) Table 3 Three Months Ended June 30, Six Months Ended June 30, ($ in millions) 2023 2022 2023 2022 Cash flows from operating activities: Cash collections from financial royalty assets 595 560 1,746 1,181 Cash collections from intangible royalty assets 0 36 1 71 Other royalty cash collections 40 15 60 33 Distributions from equity method investees 2 7 19 28 Interest received 19 3 35 3 Development-stage funding payments - ongoing (1) (1) (1) (1) Development-stage funding payments - upfront and milestone — — — (100) Payments for operating and professional costs (47) (44) (134) (93) Interest paid (1) (1) (83) (87) Net cash provided by operating activities 608 575 1,642 1,035 Cash flows from investing activities: Distributions from equity method investees — — 35 — Investments in equity method investees (3) — (7) (3) Purchases of equity securities — (29) — (63) Purchases of available for sale debt securities — (15) — (79) Proceeds from available for sale debt securities — 16 — 31 Purchases of marketable securities — (58) — (235) Proceeds from sales and maturities of marketable securities — 251 24 526 Acquisitions of financial royalty assets (60) (175) (662) (175) Acquisitions of other financial assets — (21) — (21) Milestone payments — — (12) — Net cash used in investing activities (63) (30) (622) (19) Cash flows from financing activities: Distributions to legacy non-controlling interests - royalty receipts (92) (109) (184) (216) Distributions to continuing non-controlling interests (31) (38) (64) (72) Dividends to shareholders (91) (83) (179) (165) Repurchases of Class A ordinary shares (134) — (134) — Contributions from legacy non-controlling interests - R&D 0 0 0 1 Contributions from non-controlling interests - other 1 2 4 3 Net cash used in financing activities (347) (228) (557) (449) Net change in cash and cash equivalents 197 317 462 567 Cash and cash equivalents, beginning of period 1,976 1,792 1,711 1,541 Cash and cash equivalents, end of period 2,173 2,108 2,173 2,108 Amounts may not add due to rounding.

13 Royalty Pharma plc GAAP to Non-GAAP Reconciliation (unaudited) Table 4 Three Months Ended June 30, ($ in millions) 2023 2022 Net cash provided by operating activities (GAAP) 608 575 Adjustments: Proceeds from available for sale debt securities(6)(7) — 16 Interest received, net(7) (18) (2) Development-stage funding payments - ongoing(8) 1 1 Payments for operating and professional costs 47 44 Distributions to legacy non-controlling interests - royalty receipts(7) (92) (109) Adjusted Cash Receipts(1) (non-GAAP) 545 524 Net cash provided by operating activities (GAAP) 608 575 Adjustments: Proceeds from available for sale debt securities(6)(7) — 16 Interest received, net(7) (18) (2) Development-stage funding payments - ongoing(8) 1 1 Distributions to legacy non-controlling interests - royalty receipts(7) (92) (109) Adjusted EBITDA(2) (non-GAAP) 498 480 Net cash provided by operating activities (GAAP) 608 575 Adjustments: Proceeds from available for sale debt securities(6)(7) — 16 Contributions from legacy non-controlling interests - R&D(7) 0 0 Distributions to legacy non-controlling interests - royalty receipts(7) (92) (109) Investments in equity method investees(7)(9) (3) — Adjusted Cash Flow(3) (non-GAAP) 512 482 Amounts may not add due to rounding.

ROYALTY PHARMA PRESS RELEASE

Royalty Pharma plc
Non-GAAP Financial Measures (unaudited)
Table 5

($ in millions)	Three Months Ended June 30, 2023	2022	Change
Net cash provided by operating activities (GAAP)	608	575	6%
Royalties:			
Cystic fibrosis franchise	206	182	13%
Tysabri	84	93	(9)%
Imbruvica	63	80	(22)%
Xtandi	40	52	(22)%
Promacta	39	35	12%
Trelegy	37	—	n/a
Tremfya	22	18	21%
Cabometyx/Cometriq	15	13	18%
Prevymis	14	10	38%
Evrysdi	13	8	60%
Spinraza	13	—	n/a
Farxiga/Onglyza	10	11	(10)%
Trodelvy	9	6	52%
Erleada	7	5	37%
Orladeyo	7	5	38%
Crysvita	5	5	5%
Emgality	4	4	0%
Nurtec ODT/Biohaven payment*	4	19	(78)%
Other products[5]	45	86	(48)%
Total royalty receipts	**637**	**633**	1%
Distributions to legacy non-controlling interests - royalty receipts	(92)	(109)	(15)%
Adjusted Cash Receipts[1] (non-GAAP)	**545**	**524**	**4%**
Payments for operating and professional costs	(47)	(44)	7%
Adjusted EBITDA[2] (non-GAAP)	**498**	**480**	**4%**
Development-stage funding payments - ongoing	(1)	(1)	(17)%
Interest received, net	18	2	nm
Investments in equity method investees	(3)	—	n/a
Contributions from legacy non-controlling interests - R&D	0	0	(18)%
Adjusted Cash Flow[3] (non-GAAP)	**512**	**482**	**6%**

Amounts may not add due to rounding.

*In 2022, royalty receipts includes the $16 million quarterly redemption payment related to the Series A Biohaven Preferred Shares[6] (presented as *Proceeds from available for sale debt securities* on the statement of cash flows). The Series A Biohaven Preferred Shares were fully redeemed in October 2022 following Pfizer's acquisition of Biohaven. The remaining amounts, which relate to ongoing royalty receipts from Nurtec ODT, increased by 35% in second-quarter 2023 versus the prior year period.

14

15 Royalty Pharma plc Description of Approved Indications for Select Portfolio Therapies Table 6 Cystic fibrosis franchise Cystic fibrosis Tysabri Relapsing forms of multiple sclerosis Imbruvica Hematological malignancies and chronic graft versus host disease Xtandi Prostate cancer Promacta Chronic immune thrombocytopenia purpura and aplastic anemia Trelegy Chronic obstructive pulmonary disease and asthma Tremfya Plaque psoriasis and active psoriatic arthritis Cabometyx / Cometriq Kidney, liver and thyroid cancer Evrysdi Spinal muscular atrophy Spinraza Spinal muscular atrophy Trodelvy Breast and bladder cancer Orladeyo Hereditary angioedema prophylaxis Nurtec ODT Acute and preventative treatment of migraine

16 Notes (1) Adjusted Cash Receipts is a measure calculated with inputs directly from the statements of cash flows and includes total royalty receipts: (i) cash collections from royalty assets (financial assets and intangible assets), (ii) Other royalty cash collections, (iii) Distributions from equity method investees, and (iv) Proceeds from available for sale debt securities; less Distributions to legacy non-controlling interests - royalty receipts, which represent contractual distributions of royalty receipts and proceeds from available for sale debt securities to the Legacy Investors Partnerships and Royalty Pharma Select Finance Trust (RPSFT). See Royalty Pharma’s Annual Report on Form 10-K filed with the SEC on February 15, 2023 for additional discussion. See GAAP to Non-GAAP reconciliation at Table 4. (2) Adjusted EBITDA is important to lenders and is defined under the Credit Agreement as Adjusted Cash Receipts(1) less payments for operating and professional costs. Operating and professional costs reflect Payments for operating and professional costs from the statements of cash flows. See GAAP to Non-GAAP reconciliation at Table 4. (3) Adjusted Cash Flow is defined as Adjusted EBITDA(2) less (1) Development-stage funding payments - ongoing, (2) Development-stage funding payments - upfront and milestone, (3) Interest paid, net of Interest received, (4) Investments in equity method investees and (5) Other (including Derivative collateral posted, net of Derivative collateral received and Termination payments on derivative instruments) plus (1) Contributions from legacy non-controlling interests - R&D, all directly reconcilable to the statements of cash flows. See GAAP to Non-GAAP reconciliation at Table 4. (4) Underlying growth in 2023 Adjusted Cash Receipts(1) is calculated based on Royalty Pharma’s 2023 guidance net of the $475 million Zavzpret milestone payment and Adjusted Cash Receipts of $2,789 million in 2022 net of the $458 million accelerated Biohaven payment from Pfizer’s acquisition of Biohaven and $52 million related to contributions from quarterly redemption payments of Series A Biohaven Preferred Shares in 2022. (5) Other products primarily include royalty receipts on the following products: Cimzia, IDHIFA, Januvia, Janumet, Other DPP-IVs, Letairis, Lexiscan, Mircera, Myozyme, Nesina, Oxlumo, Soliqua, Tazverik and distributions from the Legacy SLP Interest. (6) Receipts from the quarterly redemption of the Series A Biohaven Preferred Shares in 2022 are presented as Proceeds from available for sale debt securities on the statements of cash flows. (7) The table below shows the line item for each adjustment and the direct location for such line item on the statements of cash flows. Reconciling Adjustment Statements of Cash Flows Classification Proceeds from available for sale debt securities Investing activities Investments in equity method investees Investing activities Distributions to legacy non-controlling interests - royalty receipts Financing activities Interest received, net Operating activities (Interest paid less Interest received) Contributions from legacy non-controlling interest - R&D Financing activities (8) Royalty Pharma’s lenders consider all payments made to support R&D activities for development-stage product candidates similar to asset acquisitions as these funds are expected to generate operational returns in the future. All ongoing development-stage funding payments and upfront and milestone development-stage funding payments are reported in R&D funding expense in net income and are added back in aggregate to Net cash provided by operating activities to arrive at Adjusted EBITDA(2). As a result, Adjusted EBITDA(2) captures the full add-back for development-stage funding payments. (9) Royalty Pharma considers all payments to fund its operating joint ventures that are performing R&D activities for development-stage product candidates similar to asset acquisitions as these funds are expected to generate operational returns in the future. As a result, amounts funded through capital calls by Royalty Pharma’s equity method investees, the Avillion Entities, are deducted to arrive at Adjusted Cash Flow(3), but are not deducted in Adjusted EBITDA(2). (10) Foreign exchange impact represents an estimate of the difference in results that are attributable to fluctuations in currency exchange rates based on certain assumptions of prevailing exchange rates, contractual terms, geographies from which royalties are derived, timing of payments and other factors. The marketers paying royalties may not provide or may not be required to provide the breakdown of product sales by geography. Actual foreign exchange impact may be different than estimates.